Exhibit 99.1

Vijay D’Silva and Kenneth T. Lamneck Join the FIS Board of Directors

Key facts:
•Vijay D’Silva, former Senior Partner at McKinsey & Co., has joined the FIS Board of Directors.
•Kenneth T. Lamneck, former Chief Executive Officer and President, Insight Enterprises, Inc., has joined the FIS Board of Directors.

JACKSONVILLE, Fla., March 21, 2022 – FIS® (NYSE: FIS) a global leader in financial services technology, today announced that Vijay D’Silva and Kenneth T. Lamneck have joined the company’s Board of Directors.

Mr. D’Silva was a Senior Partner at McKinsey & Co., a management consulting firm, from 1994 until his retirement from McKinsey on March 6, 2022. While at McKinsey, Mr. D’Silva held leadership roles in the firm’s Digital and Analytics, Global Payments, Banking & Securities, and Risk Management practices. He also built and led McKinsey’s Talent Network. Prior to joining McKinsey, Mr. D’Silva held positions at Swiss Bank Corporation (now UBS), Acadian Asset Management, and Digital Equipment Corporation. Mr. D’Silva is currently an Executive in Residence at the Massachusetts Institute of Technology.

Mr. Lamneck served as Chief Executive Officer and President of Insight Enterprises (NASDAQ:NSIT) from January 2010 until he retired from that position on December 31, 2021. Since his retirement as CEO, Mr. Lamneck serves as a special advisor and Executive Vice President of Insight Enterprises. Prior to Insight Enterprises, Mr. Lamneck served as President, the Americas, at Tech Data Corporation (NYSE:SNX), a wholesale distributor of technology products, and held several executive management positions at Arrow Electronics Inc., a technology solutions provider.

Mr. Lamneck also serves on the Board of Directors of Benchmark Electronics, Inc. (NYSE:BHE), a provider of product design, engineering services, technology solutions, and manufacturing services.

“Vijay and Ken are recognized industry leaders with highly distinguished careers who will bring vast and deep expertise to the Board,” said Gary Norcross, FIS Chairman and CEO. “Vijay brings incredible global payments, banking technology and risk management experience to our Board, while Ken brings tremendous technology, leadership and global operational experience to our Board. FIS is extremely fortunate to have such talented individuals joining our Board.”

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS ranks #241 on the 2021 Fortune 500 and is a member of Standard & Poor’s 500® Index. To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

For More Information
Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com